EXHIBIT 10.1

FOURTH AMENDMENT TO SUBLEASE

THIS FOURTH AMENDMENT TO SUBLEASE (“Fourth Amendment”) is entered into as of the 14th day of July, 2014 by and between Vertex Pharmaceuticals Incorporated (“Sublandlord”) and Momenta Pharmaceuticals, Inc. (“Subtenant”).

RECITALS

A.              Sublandlord and Subtenant entered into a sublease, dated as of September 14, 2004 as amended by a First Amendment to Sublease dated September 7, 2005, a Second Amendment to Sublease dated November 16, 2005, and a Third Amendment to Sublease dated January 27, 2006 (as amended, “Sublease”) in which Sublandlord subleased to Subtenant that certain real property consisting of a total of 78,454 rentable square feet of which 52,817 rentable square feet are on the fourth floor, 506 rentable square feet are on the first floor, and 25,131 rentable square feet are on the fifth floor (collectively, “Sublease Premises”) of the building located at 675 West Kendall Street, Cambridge, Massachusetts (“Building”); and

B.              Sublandlord’s rights in the Building are pursuant to a Master Lease, as defined in the Sublease, with BMR-675 West Kendall Street LLC dated January 18, 2001, as amended;  and

C.              The Sublease is scheduled to expire on April 30, 2015; and

D.              Sublandlord and Subtenant desire to extend the Term of the Sublease to expire on April 30, 2018, provide Subtenant with certain rights with respect to the remainder of the fifth (5th) floor and the entire sixth (6th) floor, and make other revisions and amendments to the Sublease, all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant, for themselves and their respective successors and assigns, covenant and agree as follows:

1.              Extension of Sublease Term.  The Sublease Term is extended to expire on April 30, 2018.  Subtenant shall have no right to further extend the Sublease Term.  References in the Sublease to the Sublease Term or the Term shall mean as extended hereby.  The definition of “Expiration Date” in the Defined Terms is amended to be “April 30, 2018.”  The extension period of the Sublease Term commencing May 1, 2015 and expiring on the Expiration Date is defined to be the “Fourth Amendment Extension Term.”

2.              Fixed Rent.  During the Fourth Amendment Extension Term, the Fixed Rent shall be $4,824,921.00, payable in monthly installments of $402,076.75 and Schedule 1 of the Sublease is amended to add a new Rental Period row “(d)” to page 2, section (ii) “Sublease Premises Fixed Rent” as follows:

Premises:	Rental Period:	Annual Rent Per Rentable Square Foot:	Annual Fixed Rent:	Payable in Monthly Installments:
(ii) Sublease Premises (“Sublease Premises Fixed Rent”)

	.....

	(d) From May 1, 2015 through April 30, 2018	$61.50 (for the Sublease Premises)	$4,824,921.00	$402,076.75

3.               Sublandlord Work.  At Sublandlord’s sole expense, Sublandlord shall separate the existing PH neutralization system so that Subtenant shall be the sole user of the separated system within a reasonable period of time following the Effective Date of this Fourth Amendment (not to exceed thirty (30) days after the date on which Sublandlord ceases to use laboratory space in the Building).   Subtenant shall thereafter maintain, repair, and, if necessary, replace the system serving the Sublease Premises at Subtenant’s sole expense and shall hold the MWRA permit for the separated system serving the Sublease Premises.

4.              Right of First Offer.  Provided Subtenant is not then in default under the terms, covenants and conditions of this Sublease, Subtenant shall have the right to sublease in its entirety, or such lesser portion as shall be available, as provided below, the premises currently subleased to Genzyme Corporation consisting of the entire sixth floor and a portion of the fifth floor of the Building constituting in the aggregate approximately 65,070 rentable square feet (“Expansion Space”) when it becomes available, as defined below.  Space is “available” for purposes of this Article when (i) it is vacated by the prior subtenant, such subtenant’s lease having expired or been terminated by Sublandlord, or the space is scheduled to be vacant and Sublandlord currently desires to begin marketing the space and (ii) any subtenants having superior rights to such space, including, but not limited to, Genzyme Corporation, which has an existing extension option with respect to the Expansion space, have declined or failed to exercise such rights.  In such event, Sublandlord shall give written notice to Subtenant (the “ROFO Notice”) of the date of availability of the Expansion Space and the terms and conditions on which Sublandlord intends to offer it to the public, which shall include a term coterminous with the Sublease Term and the Fixed Rent in effect shall be the fair market rental for the Expansion Space in its “As Is” condition as determined in accordance with the process set forth below and Subtenant shall have a period of ten (10) days after delivery of the ROFO Notice to Subtenant in which to exercise Subtenant’s right to lease the Expansion Space upon the terms and conditions contained in Sublandlord’s notice, failing which Sublandlord may lease the Expansion Space to any third party on whatever basis Sublandlord desires, and Subtenant shall have no further rights with respect to the Expansion Space.  Without limiting the generality of the foregoing, if Sublandlord leases all or any portion of the Expansion Space to a third party pursuant to the preceding sentence and such Expansion Space is subsequently vacated again during the Term of this Sublease or any renewal hereof, Subtenant shall not have a new right of first offer to lease such Space.  Notwithstanding the foregoing, Sublandlord shall have the absolute right to renew or extend any existing subtenant’s lease.  If Subtenant exercises its right to sublease hereunder, Sublandlord and Subtenant shall have thirty (30) days following Subtenant’s exercise of Subtenant’s right to lease the Expansion Space to attempt to agree on fair market rental for the Expansion Space and in the event the parties cannot agree on fair market rental for the Expansion Space during that period then the fair market rental shall be determined by the process set forth in Exhibit B to this Fourth Amendment.  If Subtenant exercises its right to sublease hereunder, effective as of the date Sublandlord delivers to Subtenant possession of the Expansion Space in broom clean condition with all personal property of others removed therefrom, the Expansion Space shall automatically be included within the Sublease Premises and subject to all the terms and conditions of the Sublease, except as set forth in Sublandlord’s notice and as follows:

a.              Subtenant’s Share shall be recalculated, using the total square footage of the Sublease Premises, as increased by the Expansion Space.

b.              The Expansion Space shall be leased on an “as is” basis and Sublandlord shall have no obligation to improve the Expansion Space or grant Subtenant any improvement allowance thereon.

c.               If requested by either party, Sublandlord and Subtenant shall, prior to the beginning of the term for the Expansion Space, execute an amendment of the Sublease memorializing the inclusion of the Expansion Space and the Annual Rent for the Expansion Space.

d.              Nothing herein shall be construed as to prohibit Sublandlord from extending the term of the lease of any existing subtenant.

e.               Section 1(e) of the Sublease shall be amended to provide that Sublandlord shall rent to Subtenant additional parking spaces in an amount equal to 1.5 spaces per 1,000 rentable square feet of floor area in the Expansion Space at the rate per space set forth in the Sublease.

f.                This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid right of first offer shall be “personal” to Subtenant as set forth above and that in no event will any assignee or sublessee (other than a transferee pursuant to a change of control described in Section 5(e) of the Sublease explicitly excluded from the definition of a “Transfer” under such Section 5(e)) have any rights to exercise the aforesaid right.

5.               Definitions. Unless otherwise set forth in this Fourth Amendment, all capitalized terms shall have the same meaning as set forth in the Sublease.

6.               Effective Date. This Fourth Amendment shall take effect as of the date on which Landlord consents in writing to this Fourth Amendment (“Effective Date”).

7.               Ratification. The Sublease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Sublease; and (b) has full power and authority to execute and deliver this Fourth Amendment and this Fourth Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

8.               Multiple Counterparts. This Fourth Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be originals and together shall constitute but one and the same instrument.

9.               No Offer. Submission of this instrument for examination and signature by Subtenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a sublease amendment or otherwise until executed and delivered by both Sublandlord and Subtenant and consented to by Master Landlord.

10.            Brokers.  Sublandlord shall pay a commission to Cassidy Turley and CB Richard Ellis / New England (collectively, “Brokers”) in connection with this Sublease transaction pursuant to Sublandlord’s separate agreement with the Brokers. Except for the Brokers, each of Subtenant and Sublandlord warrants and represents to the other that it has dealt with no other broker or agent in connection with this Sublease transaction.  Each of Sublandlord and Subtenant agrees to indemnify, defend and save harmless the other and Master Landlord from any and all costs, expenses, attorneys’ fees, charges or liability arising out of any claim by any broker or agent, other than the Brokers, as a result of such party’s conversations, correspondence, other dealings or actions in connection with this Sublease.

11.            Master Landlord Consent. BMR-675 West Kendall Street LLC, a Delaware limited liability company, as a successor to Kendall Square, LLC is the Master Landlord as defined in the Sublease under the Master Lease, also defined in the Sublease. Following the parties’ execution of this Fourth Amendment, Sublandlord shall promptly submit this Fourth Amendment to the Master Landlord for its consent. The effectiveness of this Fourth Amendment is conditioned on the consent to this Fourth Amendment by Master Landlord as indicated by its execution of this Fourth Amendment in the space provided below (or the execution of another consent form reasonably satisfactory to Sublandlord and Subtenant) on or before August 31, 2014.

IN WITNESS WHEREOF, the parties hereto have executed this instrument under seal as of the day and year first above written.

SUBLANDLORD:

VERTEX PHARMACEUTICALS INCORPORATED

/s/ Ian Smith

By: Ian Smith
Its: CFO

[Signatures continue on the following pages]

SUBTENANT:

MOMENTA PHARMACEUTICALS, INC.

/s/ Richard P. Shea
By:	Richard P. Shea
Senior Vice President and CFO

EXHIBIT A

MASTER LANDLORD CONSENT

The undersigned, BMR-675 West Kendall Street LLC, hereby consents to this Fourth Amendment, subject to the terms and conditions of that certain Consent to Sublease dated as of September 23, 2004, by and between KS Parcel A, LLC (as predecessor-in-interest to Master Landlord), Sublandlord and Subtenant.

MASTER LANDLORD

BMR-675 WEST KENDALL STREET LLC

By:
Its:

EXHIBIT B

DETERMINATION OF FAIR MARKET RENTAL VALUE

In connection with the Expansion Space, if Subtenant shall object to Sublandlord’s determination of the fair market rental value of the Expansion Space, the following procedures and requirements shall apply:

1.              Subtenant’s Request. Subtenant shall send a notice to Sublandlord within five (5) business days after expiration of the thirty (30) day negotiation period, requesting an independent determination of the fair market rental value of the Expansion Space (the “Broker Determination”), which notice to be effective must (i) include the name of a broker selected by Subtenant to act for Subtenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Subtenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Boston/Cambridge market, and (ii) explicitly state that Sublandlord is required to notify Subtenant within ten (10) days of an additional broker selected by Sublandlord.  Failure of Subtenant to send such notice within said five (5) business day period shall constitute acceptance of Sublandlord’s last written fair market rental value proposal, which shall be the rent for the Expansion Space.

2.              Sublandlord’s Response. Within ten (10) days after Sublandlord’s receipt of Subtenant’s notice requesting the Broker Determination and stating the name of the broker selected by Subtenant, Sublandlord shall give written notice to Subtenant of Sublandlord’s selection of a broker having at least the affiliation and experience referred to above.

3.              Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above, who shall not have performed services for either Sublandlord or Subtenant, in the previous seven (7) years.

4.              Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value in as-is, built-out condition of the Expansion Space. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition and location in the Building of the Expansion Space and (z) shall take account of, and be expressed in relation to, the provisions for paying real estate tax, operating costs, utilities and other items of additional rent as contained in the Sublease and all other relevant factors. The brokers shall advise Sublandlord and Subtenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the “Prevailing Market Rent”.

5.              Resolution of Broker Deadlock. If the brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Sublandlord and Subtenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.              Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.              Failure to Select Broker or Failure of Broker to Serve. If Subtenant shall have requested a Broker Determination and Sublandlord shall not have designated a broker within the time period provided therefor above, then Subtenant’s broker alone make the determination of Prevailing Market Rent within thirty (30) days after the expiration of Sublandlord’s right to designate a broker hereunder. If Subtenant’s and Sublandlord’s brokers have been designated but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Subtenant, the Sublandlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the third broker willing so to act. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Subtenant, the Sublandlord, the brokers first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Sublandlord or Subtenant, such vacancy may be filled by the said Greater Boston Real Estate Board, Inc.. Any broker appointed by the Greater Boston Real Estate Board, Inc., pursuant to the provisions hereof shall, for all purposes, have the same standing and powers as though he had been originally appointed by the party originally designated to make such appointment by the terms hereof.